UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 25, 2016

Date of Report (date of earliest event reported)

Fidelity Southern Corporation

(Exact name of registrant as specified in its charter)

Georgia	No. 001-34981	No. 58-1416811
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3490 Piedmont Road, Suite 1550
Atlanta, Georgia 30305
(Address of principal executive offices)

(404) 639-6500

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 25, 2016, Fidelity Southern Corporation (the “Company”), the holding company for Fidelity Bank, Atlanta, Georgia, entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger, dated as of October 26, 2015, as amended (the “Merger Agreement”), by and among the Company and American Enterprise Bankshares, Inc. (“AEB”).

As described in the Current Report on Form 8-K filed by the Company on October 26, 2015, the Merger Agreement had provided for AEB to merge with and into the Company, in which AEB’s shareholders would receive 0.29 shares (the “Exchange Ratio”) of Fidelity common stock for each share of AEB common stock, if Fidelity’s twenty-day volume weighted average was equal to or less than $18.98. The Amendment provides for an increase in the Exchange Ratio to 0.299 shares of Fidelity common stock for each share of AEB common stock.

A copy of the Amendment is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment.

Item 8.01	Other Events.

On March 1, 2016, the Company issued a press release announcing the completion of the merger, as of March 1, 2016, of AEB with and into the Company and American Enterprise Bank of Florida, AEB’s wholly-owned banking subsidiary, with and into Fidelity Bank, Fidelity’s wholly-owned banking subsidiary. The merger was completed pursuant to the terms and conditions of the Merger Agreement.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
2.1	Second Amendment to the Agreement and Plan of Merger, as amended, dated February 25, 2016

99.1	Press release, dated March 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIDELITY SOUTHERN CORPORATION

/s/ Stephen H. Brolly
Stephen H. Brolly
Chief Financial Officer

Date: March 2, 2016